BARNETT & LINN ___________ ATTORNEYS AT LAW	23945 CALABASAS ROAD, SUITE 115 CALABASAS , CALIFORNIA 91302 TELEPHONE (818) 436-6410 FAX (818) 223-8303 wbarnett@wbarnettlaw.com

July 23, 2012

Division of Corporation Finance

SECURITIES AND EXCHANGE COMMISSION

100 F Street NE

Washington D.C.  20549

Attn:

Mara L. Ransom, Asst. Director

Chris Chase, Staff Attorney

Andrew Mew, Accounting Branch Chief

Scott Stringer, Staff Accountant

Re:

Barrier 4, Inc. (“Registrant”)

Amendment No. 4 to Registration Statement on Form S-1

Filed on May 4, 2012

File No.  333-181147

Gentlepersons:

In accordance with there being no further comments from the SEC

, we concur with the Registrant’s request, enclosed herewith, that Amendment No. 4 to the Registration Statement be declared effective at 12:00 p.m., Washington, D.C. time, on Wednesday, July 25, 2012, or as soon thereafter as practical.  Please contact the undersigned as soon as possible should you have any further questions or comments.

Thank you in advance for your courtesies and cooperation.

Very truly yours,

BARNETT & LINN

William B. Barnett

WBB: scc

cc/ Mrs. Scarpello, President